                                                                                                   Exhibit 99.1

{LOGO} PHOENIX

     The Phoenix Companies, Inc.                              N  E  W  S     R  E  L  E  A S E

     One American Row
     PO Box 5056
     Hartford CT 06102-5056
     PhoenixWealthManagement.com

     For:         Immediate Release
     Contact:     Media Relations:     Alice S. Ericson  860-403-5946
                  Investor Relations:  Peter A. Hofmann  860-403-7100

                                             THE PHOENIX COMPANIES, INC.
                                   ANNOUNCES SHAREHOLDER ODD-LOT BUY/SELL PROGRAM

     HARTFORD, CT, July 18, 2005 - The Phoenix Companies, Inc. (NYSE: PNX) today announced a program to provide owners of fewer than 100 shares of its common stock with a convenient, voluntary opportunity to either sell all their shares or purchase enough additional shares to increase their holdings to 100 shares.
         Shares will be bought or sold on the open market through a designated broker, and participating shareholders will pay or receive a market-based price per share that is uniformly applied to all transactions in a given week. The program is not a stock buyback program by the company.
         Requests to purchase or sell shares must be received by August 18, 2005, unless Phoenix extends the program. Shareholder questions may be directed to the program manager, Georgeson Shareholder
     Communications, Inc., toll-free, at 1-866-683-9257.
         Phoenix had approximately 269,000 shareholders and 95 million shares outstanding as of June 30, 2005.
         The Phoenix Companies, Inc. is a leading manufacturer of life insurance, annuity and asset management products for the accumulation, preservation and transfer of wealth. With a history dating to 1851, The
     Phoenix Companies, Inc. has two principal operating subsidiaries, Phoenix Life Insurance Company and
     Phoenix Investment Partners, Ltd. Through a variety of advisors and financial services firms, the company provides products and services to affluent and high-net-worth individuals and to institutions. Phoenix has corporate offices in Hartford, Connecticut. For more information on Phoenix, visit
     www.PhoenixWealthManagement.com.

                                                       ###